UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 25, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Karen Bunton, x1121


                    CALPINE ANNOUNCES CLOSING ON $50 MILLION
                       OF ADDITIONAL CCFC I SECURED NOTES

     (SAN JOSE, CALIF.) September 25, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that its wholly owned subsidiary, Calpine Construction Finance Company, L.P. (CCFC I), has received funding on a $50 million secured notes offering. This financing represents an add-on to the $750 million CCFC I offering completed on August 14, 2003.

     The additional financing was comprised of $50 million of Second Priority Senior Secured Floating Rate Notes Due 2011 offered at 99% of par and priced at Libor plus 850 basis points, with a Libor floor of 125 basis points.

     The noteholders' recourse will be limited to CCFC I's seven natural gas-fired electric generating facilities located in various power markets in the United States, and related assets and contracts.

     Net proceeds from the offering will go to reimburse Calpine for cash used to refinance a portion of CCFC I's existing indebtedness that was refinanced on August 14, 2003.

     The Second Priority Senior Secured Floating Rate Notes Due 2011 were offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  September 25, 2003